Exhibit 99.1

Altair Nanotechnologies Reports First Quarter 2010 Financial Results

RENO, Nev. – May 6, 2010 – Altair Nanotechnologies, Inc. (Altairnano) (Nasdaq: ALTI), a provider of energy storage systems for clean, efficient power and energy management, today reported financial results for the first quarter ended March 31, 2010.

Recent Highlights

▪	Continued our long-term supply relationship with Proterra and accepted an additional order for $850,000 to supply battery modules over the coming months.
▪	Substantial progress towards closure of an international sale of a 10MW complete ALTI-ESS system solution for a frequency regulation application.
▪	Completed the sale of our AlSher joint venture interest to Sherwin-Williams and exit from the Performance Materials market.
▪	Final payment made on our Reno headquarters property debt.
▪	Initiation of research coverage by two new analysts for a total of three analysts that now cover Altairnano.

Financial Highlights for first quarter 2010 compared to 2009

▪	Revenue of $1.2 million compared to $0.9 million.
▪	Gross margin of $0.3 million compared to $0.5 million.
▪	Operating expenses of $6.4 million compared to $6.9 million.
▪	Net loss of $6.1 million compared to $6.4 million.
▪	Net cash burn of $5.8 million compared to $6.1 million.

For the quarter ended March 31, 2010, Altairnano reported revenues of $1.2 million, up from $0.9 million for the same period in 2009.  This increase is the result of a higher level of contract and grant activity with the Office of Naval Research and the Department of Defense compared to 2009 which are expected to continue throughout most of 2010.  Operating expenses of $6.4 million for the first quarter of 2010 were down $0.5 million from operating expenses of $6.9 million for the first quarter of 2009.  The net loss was $6.1 million, or six cents per share, compared to a net loss of $6.4 million, or seven cents per share, for the first quarter of 2009. The basic and diluted weighted average shares outstanding for the quarter were 105.1 million, compared to 93.0 million reported in the first quarter of 2009.

Altairnano’s cash and cash equivalents decreased by $5.8 million, from $18.1 million at December 31, 2009 to $12.3 million at March 31, 2010. This is due primarily to net cash used in operations of approximately $4.7 million, $1.2 million of which was for increased product inventories; investing activities primarily consisting of purchases of fixed assets of approximately $0.4 million; and financing activities of $0.7 million that is primarily the payment of the final installment of the debt on our Reno property.

ALTAIR NANOTECHNOLOGIES REPORTS 2010 FIRST QUARTER FINANCIAL RESULTS

Altairnano’s cash burn rate of about $1.9 million per month is consistent with what it was in the second half of 2009.  Altairnano has been building up inventory of component parts with three to six month lead times in anticipation of sales expected in the near term.

 “We continue to experience an increased level of customer requests for quotes compared to the first half of 2009,” said Dr. Terry Copeland, Altairnano’s president and CEO. “We are working diligently with these prospective customers to translate this increased sales quote activity into firm orders which will in turn provide us with a larger revenue stream and referenceable customer base.”

First Quarter 2010 Conference Call
Altairnano will hold a conference call to discuss its first quarter 2010 results on Thursday, May 6, 2010 at 11:00 a.m. Eastern Daylight Time (EDT). Shareholders and members of the investment community are invited to participate in the conference call. The dial-in number for both U.S. and international callers is +1 678-224-7719. Please dial in to the conference five minutes before the call is scheduled to begin. Ask the operator for the Altair Nanotechnologies call.

An audio replay of the conference call will be available from 2:00 p.m. EDT, Thursday, May 6, until Midnight EDT, May 13, 2010. It can be accessed by dialing +1 706-645-9291 and entering conference number 71604450.

Additionally, the conference call and replay will be available online, and can be accessed by visiting Altairnano's web site, www.altairnano.com.

About Altair Nanotechnologies, Inc.
Headquartered in Reno, Nevada with manufacturing in Anderson, Indiana, Altairnano is a leading provider of energy storage systems for clean, efficient power and energy management. Going beyond lithium ion, Altairnano's Lithium-Titanate based battery systems are among the highest performing and most scalable, with applications that include complete energy storage systems for use in providing frequency regulation and renewables integration for the electric grid, battery modules and cells for mass transit applications, and battery packs for several different military applications. For more information please visit Altairnano at www.altairnano.com.

ALTAIR NANOTECHNOLOGIES REPORTS 2010 FIRST QUARTER FINANCIAL RESULTS

Forward-Looking Statements
This release may contain forward-looking statements as well as historical information. Forward-looking statements, which are included in accordance with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, may involve risks, uncertainties and other factors that may cause Altairnano’s actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this release. These risks and uncertainties include, without limitation, the risks that development of any of the early-stage products of Altairnano will not be completed for technical, business or other reasons; that any products under development or in the early commercial stages will not perform as expected in future testing or commercial applications; that customers or prospective customers will not use or purchase products as represented to us or otherwise expected for various reasons, including a buyer’s purchasing of a competing product, absence of agreement over pricing or a buyer’s absence of capital to purchase products; that one or more of the joint development partners or customers may proceed slowly with, or abandon, development or commercialization efforts for any of various reasons, including concerns with the feasibility of the product or the financial viability of continuing with our products or their product; that sales of commercialized Altairnano products may not reach expected levels for one or more reasons, including the failure of end products to perform as expected or the introduction of a superior product; that costs associated with the proposed products may exceed revenues; and that, due to unexpected expenses not accompanied by offsetting revenue, Altairnano’s use of cash in its operations may exceed budgeted levels.  In general, Altairnano is, and expects to be in the immediate future, dependent upon funds generated from sales of securities, grants, testing agreements, and licensing agreements to fund its testing, development and ongoing operations. In addition, other risks are identified in Altairnano's most recent Annual Report on Form 10-K filed with the SEC. Such forward-looking statements speak only as of the date of this release. Altairnano expressly disclaims any obligation to update or revise any forward-looking statements found herein to reflect any changes in Altairnano expectations or results or any change in events.

For Additional Information:

Institutional Investors:
Brion D. Tanous
Principal
CleanTech IR, Inc.
310-541-6824
btanous@cleantech-ir.com

Individual Investors:
Tom Herbert
Principal
CleanTech IR, Inc.
310-541-6824
therbert@cleantech-ir.com

Media Relations:
Tom Kieffer
Senior Director, Strategic Marketing
Altair Nanotechnologies, Inc.
775-856-2500
mediarelations@altairnano.com

Tables Follow

ALTAIR NANOTECHNOLOGIES INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Expressed in thousands of United States Dollars, except shares and per share amounts)
(Unaudited)

	March 31,	December 31,
	2010	2009
ASSETS
Current assets
Cash and cash equivalents	$12,350	$18,121
Investment in available for sale securities	525	505
Accounts receivable, net	840	683
Product inventories	5,932	5,043
Prepaid expenses and other current assets	1,640	1,820
Total current assets	21,287	26,173

Investment in available for sale securities	2,448	2,587

Property, plant and equipment, net held and used	8,749	8,670

Property, plant and equipment, net held and not used	2,096	2,211

Patents, net	483	551

Other assets	125	125

Total Assets	$35,188	$40,317

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Trade accounts payable	$2,387	$1,783
Accrued salaries and benefits	1,567	625
Accrued warranty	82	79
Accrued liabilities	539	758
Current portion of long-term debt	94	810
Total current liabilities	4,669	4,055

Long-term debt, less current portion	33	37

Stockholders' equity
Common stock, no par value, unlimited shares authorized; 105,400,728 and 105,400,728 shares issued and outstanding at March 31, 2010 and December 31, 2009	188,577	188,515
Additional paid in capital	11,325	10,933
Accumulated deficit	(168,271)	(162,204)
Accumulated other comprehensive loss	(1,682)	(1,560)
Total Altair Nanotechnologies, Inc’s stockholders’ equity	29,949	35,684
Noncontrolling interest in subsidiary	537	541
Total stockholders' equity	30,486	36,225

Total liabilities and stockholders' equity	$35,188	$40,317

ALTAIR NANOTECHNOLOGIES INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Expressed in thousands of United States Dollars, except shares and per share amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2010	2009
Revenues
Product sales	$75	$191
Commercial collaborations	294	699
Contracts and grants	823	12
Total revenues	1,192	902
Cost of Goods Sold
Product	53	185
Commercial Collaborations	178	229
Contracts and grants	611	22
Warranty and inventory reserves	53	-
Total cost of goods sold	895	436
Gross Profit	297	466
Operating Expenses
Research and development	2,439	3,044
Sales and marketing	1,185	601
General and administrative	2,286	2,560
Depreciation and amortization	476	733
Total operating expenses	6,386	6,938
Loss from operations	(6,089)	(6,472)
Other (expense) income
Interest expense	(8)	(18)
Interest income	26	71
Realized loss on investment	-	(18)
Loss on foreign exchange	-	(4)
Total other income, net	18	31

Net loss	(6,071)	(6,441)

Less: Noncontrolling interests’ share	4	56

Net Loss attributable to Altair Nanotechnologies, Inc.	$(6,067)	$(6,385)

Loss per common share - basic and diluted	$(0.06)	$(0.07)

Weighted average shares - basic and diluted	105,094,234	92,983,131